Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MEDLEY MANAGEMENT INC.
___________________

Pursuant to Section 228 and 242 of
the General Corporation Law of the
State of Delaware

___________________

MEDLEY MANAGEMENT INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
FIRST: Section 4.1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“4.1
Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 6,001,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), (ii) 5,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and (iii) 1,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).”

SECOND: This Certificate of Amendment shall become effective as of October 30, 2020 at 5:00 P.M., Eastern Time.
THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. The annual meeting of stockholders of the Corporation was duly called upon notice in accordance with Section 222 of the DGCL and held on October 22, 2020, at which meeting the necessary number of shares were voted in favor of the proposed amendments. The stockholders of the Corporation duly adopted this Certificate of Amendment.
IN WITNESS WHEREOF, the Corporation has caused the Certificate of Amendment to be duly executed in its corporate name as of the 22nd day of October, 2020.

MEDLEY MANAGEMENT INC.

By: /s/ Richard T. Allorto Jr.
                         Name: Richard T. Allorto, Jr.
Title: Chief Financial Officer